Exhibit 99.1
[Letterhead of DMC]

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS ANNOUNCES SALE OF AMK TECHNICAL SERVICES

BOULDER, Colo. - October 1, 2014 - Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), today announced the sale of its AMK Technical Services business to Air Industries Group (NYSE MKT: AIRI) for $6.8 million, effective today.

AMK, a non-core business of DMC that generated approximately 4% of the Company’s 2013 consolidated sales, provides advanced welding services to the aircraft engine, power turbine and oil and gas industries. Based in South Windsor, Connecticut, the business was acquired by DMC in 1998.

Kevin Longe, president and CEO of DMC, said, “This transaction allows us to enhance our operational and strategic focus on DMC’s primary NobelClad and DynaEnergetics businesses. It also positions AMK and its employees with a complementary and respected industrial business that serves many of the same end markets. I want to thank the entire AMK team for their efforts and achievements over the years, and we wish them well in their future with Air Industries.”

About Air Industries Group
Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Based in Bay Shore, New York, the Company designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

About DMC
Based in Boulder, Colorado, DMC serves a global network of customers in the energy, infrastructure and industrials markets through two core businesses: NobelClad and Oilfield Products. The NobelClad segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. The Oilfield Products segment is comprised of DynaEnergetics, an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells, and AMK Technical Services, which utilizes various specialized technologies to weld components for use in oilfield equipment, power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s website at: http://www.dynamicmaterials.com.

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